Shiloh Industries Reports Fourth Quarter and Fiscal 2010 Results

VALLEY CITY, OH -- (Marketwire - December 16, 2010) - Shiloh Industries, Inc. (NASDAQ: SHLO) today reported financial results for the fourth quarter and fiscal year ended October 31, 2010.

Fourth Quarter 2010 Results

--  Sales increased to $127 million from last year's $101 million.

--  Operating income, before impairment and restructuring charges, reached
    $4.5 million, up from the $.1 million in last year's fourth quarter.

--  Announced a new plant in Bowling Green, Kentucky to continue reshaping the Company's geographic footprint.

--  Continued the reduction of debt to $27.6 million at October 31, 2010, the Company's lowest year end debt level since 1996.

--  Completed the Fifth Amendment of Bank Credit Agreement, approaching pre-downturn terms.

Sales for the fourth quarter of fiscal 2010 of $126.7 million were 25.4%, or $25.7 million ahead of fourth quarter sales of fiscal 2009 of $101.0 million. North American original equipment industry production increased by 17.6% from the fourth quarter period of the prior year while production of the traditional domestic manufacturers increased by 21.4%. The Company's sales surpassed industry statistics due to new program launches during the fourth quarter and the effect of conquest business achieved during fiscal 2009.

Before the charges for impairment and restructuring, the Company reported operating income of $4.5 million, or 3.6% of sales, in the fourth quarter of fiscal 2010 compared to $.1 million in the prior year fourth quarter period. The improvement in operating performance reflects the increase in revenue with the corresponding impact of operating leverage and lower break even levels achieved in 2009. As production activity has accelerated, the Company has been able to continue to maintain the previously initiated productivity improvements that adjusted its cost structure. The Company also continued its focus on quality, productivity and controllable expenses in the manufacturing and selling, general and administrative areas. As a result, the ratios of these expenses, as a percent of sales, improved in the fourth quarter of fiscal 2010 compared to the previous year fourth quarter.

Interest expense was $.6 million in the fourth quarter of fiscal 2010 compared to $1.2 million in the prior year fourth quarter period. Average borrowing rates have decreased as a result of recent amendments to the Company's Credit Agreement while average borrowed funds have declined as the Company has continued to reduce borrowings during fiscal 2010. During the year, the Company reduced borrowings by $24.9 million down to $27.6 million from $52.5 million a year ago.

During the fourth quarter, the Company finalized its plans to open a new plant in Bowling Green, Kentucky. The new plant, which will begin operations on April 1, 2011, will be anchored by new business plus transferred business from the Company's Mansfield, Ohio facility. As a result, the Company recorded asset impairment and restructuring charges of $4.9 million, or $.19 per share diluted, representing the closure of the Mansfield plant. The Company reported a net loss for the fourth quarter of $.7 million, or $.04 per share diluted, after the impairment and restructuring charges compared to a net loss in the fourth quarter of fiscal 2009 of $.4 million, or $.02 per share diluted. Excluding the impairment and restructuring charges, the Company earned $2.5 million, or $.15 per share diluted in the fourth quarter of fiscal 2010.

Fiscal Year 2010 Results

For fiscal year 2010, the Company reported net income of $3.9 million, or $.23 per share diluted ($7.1 million, or $.42 per share before restructuring and impairment charges), compared to a net loss of $17.8 million, or $1.09 per share diluted in fiscal 2009 (a loss of $16.7 million, or $1.02 per share diluted before restructuring and impairment charges). Sales for fiscal 2010 of $457.3 million were $187.9 million, or 69.7%, ahead of the downturn depressed sales of fiscal 2009 of $269.4 million. The sales reflect the improved car and light truck production of fiscal 2010 compared to fiscal 2009.

The Company's operating income for fiscal 2010 was $9.9 million ($14.7 million before impairment and restructuring charges) compared to an operating loss of $23.2 million ($21.6 million before impairment and restructuring charges) in fiscal 2009. The full year results reflect the Company's lowered cost structure that has been maintained since 2009.

Interest expense for fiscal 2010 of $3.8 million was $.4 million higher than fiscal 2009. For the year, higher average interest rates offset the effect of lower borrowed funds.

In other matters, the Board of Directors on December 10, 2010 declared a special dividend of $.12 per share payable on December 29, 2010 to shareholders of record as of December 22, 2010.

In commenting on the results of fiscal 2010, Theodore K. Zampetis, President and CEO, said, "Fiscal 2010 concluded with the Company achieving several milestones that represent significant steps to returning to pre-downturn levels and beyond. First, the Company continued to reshape its geographic footprint. With a major piece of new business to supply first operation blanks and complementary products to a new customer and the transfer of some existing business, the Company justified its new Bowling Green facility. This plant will provide the foundation for further business development opportunities in this region with new and existing customers, capitalizing on its location and the lower cost structure of this new plant. Second, the Company has in place a Fifth Amendment of its Credit Agreement that lowers our borrowing rates through the term of the agreement in July, 2012 and provides flexibility as we continue to implement our business development strategy. Finally, our results for 2010, with the return to profitability and with strong cash flow, have resulted from our focus on adjusting our cost structure in line with industry production volumes and our emphasis on working capital management. Our financial position is strong and we maintain our capability of exercising these fiscal and operating disciplines as we start fiscal 2011."

Mr. Zampetis continued, "As the automotive industry volumes improve and as we continue to implement our business development strategy, we are optimistic about the opportunities that improving market demand presents to the Company for the next year and beyond. Shiloh possesses the financial capacity and management capabilities to take advantage of the industry improvement that is underway.

"I am also pleased to report our Board of Directors decision to declare a special dividend of $.12 per share to our shareholders in recognition of the Company's financial performance during the recent difficult periods."

Headquartered in Valley City, Ohio, Shiloh Industries is a leading manufacturer of first operation blanks, engineered welded blanks, complex stampings and modular assemblies for the automotive and heavy truck industries. The Company has 14 wholly owned subsidiaries at locations in Ohio, Georgia, Michigan, Tennessee, and Mexico, and employs approximately 1,250.

A conference call to discuss fourth quarter and year-end 2010 results will be held on December 16, 2010, at 11:00 a.m. (ET). To listen to the conference call, dial (888) 277-7115 approximately five minutes prior to the start time and request the Shiloh Industries year-end conference call.

Certain statements made by Shiloh Industries, Inc. in this release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, regarding the Company's operating performance, events or developments that the Company believes or expects to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales, earnings expectations, cost savings, awarded sales, volume growth, earnings or general belief in the Company's expectations of future operating results are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management's assumptions and expectations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include the ability of the Company to accomplish its strategic objectives with respect to implementing its sustainable business model; the ability to obtain future sales; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; costs related to legal and administrative matters; the Company's ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel and utility costs; work stoppages and strikes at the Company's facilities and that of the Company's customers or suppliers; the Company's dependence on the automotive and heavy truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions, including increased energy costs affecting car and light truck production, and regulations and policies regarding international trade; financial and business downturns of the Company's customers or vendors, including any production cutbacks or bankruptcies; increases in the price of, or limitations on the availability of, steel, the Company's primary raw material, or decreases in the price of scrap steel; the successful launch and consumer acceptance of new vehicles for which the Company supplies parts; the occurrence of any event or condition that may be deemed a material adverse effect under the Credit Agreement or a decrease in customer demand which could cause a covenant default under the Credit Agreement; pension plan funding requirements; and other factors, uncertainties, challenges and risks detailed in the Company's other public filings with the Securities and Exchange Commission. Any or all of these risks and uncertainties could cause actual results to differ materially from those reflected in the forward-looking statements. These forward-looking statements reflect management's analysis only as of the date of this release.

The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. In addition to the disclosures contained herein, readers should carefully review risks and uncertainties contained in other documents the Company files from time to time with the Securities and Exchange Commission.

                          SHILOH INDUSTRIES, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (Amounts in thousands, except per share data)
                                (Unaudited)

                                 Three months ended       Years ended
                                    October 31,           October 31,
                                --------------------  --------------------
                                  2010       2009       2010       2009
                                ---------  ---------  ---------  ---------
Revenues                        $ 126,687  $ 100,988  $ 457,272  $ 269,381

Cost of sales                     116,940     95,856    422,610    274,514

                                ---------  ---------  ---------  ---------
     Gross profit (loss)            9,747      5,132     34,662     (5,133)

Selling, general and
 administrative expenses            5,198      5,034     19,916     16,429

Asset impairment, net               4,575         --      4,527        714

Restructuring charges                 309         --        309        906

                                ---------  ---------  ---------  ---------

     Operating income (loss)         (335)        98      9,910    (23,182)

Interest expense                      633      1,192      3,757      3,320

Interest income                        --         --          2         29

Other expense, net                   (209)      (128)      (253)        (5)
                                ---------  ---------  ---------  ---------

     Income (loss) before
      income taxes                 (1,177)    (1,222)     5,902    (26,478)

Provision (benefit) for income
 taxes                               (448)      (859)     2,041     (8,694)
                                ---------  ---------  ---------  ---------

     Net income (loss)          $    (729) $    (363) $   3,861  $ (17,784)
                                =========  =========  =========  =========

Earnings (loss) per share:

Basic earnings (loss) per share $    (.04) $    (.02) $    0.23  $   (1.09)
                                =========  =========  =========  =========

Basic weighted average number
 of common shares                  16,558     16,431     16,532     16,375
                                =========  =========  =========  =========

Diluted earnings (loss) per
 share                          $    (.04) $    (.02) $    0.23  $   (1.09)
                                =========  =========  =========  =========

Diluted weighted average number
 of common shares                  16,558     16,431     16,678     16,375
                                =========  =========  =========  =========

CONTACT:
Kevin Bagby
Vice President Finance and
Chief Financial Officer
Shiloh Industries, Inc.
(330) 558-2600